UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 09, 2026

THE HAIN CELESTIAL GROUP, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	0-22818	22-3240619
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

221 River Street,
Hoboken, New Jersey		07030
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (516) 587-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	HAIN	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 11, 2026, the Board of Directors (the “Board”) of The Hain Celestial Group, Inc. (“Hain Celestial” or the “Company”) appointed Patricia Ferrari and Richard Shinder as new directors, effective immediately. Ms. Ferrari was also appointed as a member of each of the Compensation Committee and Strategy Committee of the Board, and Mr. Shinder was also appointed as a member of each of the Audit Committee and Strategy Committee of the Board, each effective upon their appointment as a director.

Ms. Ferrari has served as an independent director for both public and private companies since 2023. Previously, she was a Managing Director at MBIA Inc. Prior to this, she practiced law for 22 years and served as one of the founding partners of the New York office of King & Spalding. Ms. Ferrari currently serves as an independent director for Panolam Holdings, Outpatient Imaging Affiliates, QualDerm Partners and CityBridge. Ms. Ferrari holds a JD from Vanderbilt University School of Law and earned her undergraduate degree from Southern Illinois University.

Mr. Shinder is a Co-Founder and Partner at Ensis Partners. Mr. Shinder has served on the board of directors of several companies, including his current service as chairman of the board of Muth Mirror Systems and Il Mulino New York, among others. Mr. Shinder earned an MBA degree with distinction from the Wharton School of the University of Pennsylvania and graduated summa cum laude with a BBA from Gonzaga University.

There is no arrangement or understanding between either Ms. Ferrari or Mr. Shinder and any other person pursuant to which either Ms. Ferrari or Mr. Shinder, as applicable, was selected as a director. There have been no transactions involving either Ms. Ferrari or Mr. Shinder that would be required to be disclosed by Item 404(a) of Regulation S-K.

The Nominating and Governance Committee and the Board have determined that both Ms. Ferrari and Mr. Shinder are “independent” as defined by applicable rules of The Nasdaq Stock Market LLC and the U.S. Securities and Exchange Commission applicable to Board service.

In connection with their service as non-employee directors, each of Ms. Ferrari and Mr. Shinder entered into an engagement letter pursuant to which each will receive a monthly cash fee of $30,000. Each of Ms. Ferrari and Mr. Shinder also entered into the Company’s standard indemnification agreement for its non-employee directors.

The foregoing director appointments coincided with the resignations of Shervin J. Korangy and Carlyn R. Taylor from the Board, each of whom tendered their resignations on October 9, 2026, effective immediately. Mr. Korangy’s resignation was due to his recently announced appointment as chief executive officer of Fresenius Medical Care, a public company. Ms. Taylor’s resignation was due to the demands of her other professional commitments, including her role as chief executive officer and a member of the board of directors of Sirva. Mr. Korangy’s and Ms. Taylor’s decisions to resign were not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 8.01 Other Events.

As previously disclosed, on September 12, 2026, the Company, for itself and through certain of its wholly-owned subsidiaries (collectively, the “Sellers”), entered into a Share Purchase Agreement with entities (the “Purchasers”) affiliated with global private equity firm AURELIUS, pursuant to which, subject to the terms and conditions set forth therein, the Purchasers agreed to acquire from the Sellers (the “International Business Transaction”) the entities that operate Hain Celestial’s International business in the United Kingdom, Ireland and Europe, including Ella’s Kitchen® baby and kids foods, Joya® and Natumi® plant-based beverages, Hartley’s® jelly, as well as Cully & Sully®, Yorkshire Provender®, and New Covent Garden® soups.

Closing of the International Business Transaction is subject to certain conditions, including the Company and its lenders entering into an amendment of the Company’s credit agreement by October 12, 2026. This condition was not satisfied; however, the Company has been engaged in discussions with AURELIUS and continues to pursue a path forward for completing the International Business Transaction. The Company also remains in discussions with its lenders regarding its capital structure and continues to evaluate and pursue all available paths. The Company intends to provide a further update when there are material developments to report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE HAIN CELESTIAL GROUP, INC.

Date:	October 15, 2026	By:	/s/ Kristy M. Meringolo
Kristy M. Meringolo Chief Legal and Corporate Affairs Officer, Corporate Secretary